UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2015
ASSOCIATED MATERIALS, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Rd., Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (330) 929-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On December 7, 2015, Associated Materials Incorporated, Associated Materials, LLC and Gentek Holdings, LLC, Gentek Building Products, Inc., as the US borrowers, AMH New Finance, Inc., as a US guarantor, Associated Materials Canada Limited, Gentek Canada Holdings Limited and Gentek Building Products Limited Partnership, as the Canadian borrowers, UBS AG, Stamford Branch, as US administrative agent, UBS AG Canada Branch, as Canadian administrative agent and several lenders and agents party thereto entered into Amendment No. 2 to Amended and Restated Revolving Credit Agreement (the “Amendment”), pursuant to which it amended its existing Amended and Restated Revolving Credit Agreement, dated as of April 18, 2013 and as amended by Amendment No. 1, dated as of March 23, 2015 (as so amended, the “Credit Agreement”).
Under the terms of the Amendment, the Credit Agreement was amended to permit, among other things:

•
for the period commencing on and including February 5, 2016 through and including March 4, 2016, for (1) a cash dominion period to commence, only if (a) excess availability is less than $15.0 million for a period of five consecutive business days or (b) an event of default shall have occurred and be continuing and (2) the fixed charge coverage ratio to be tested, only if excess availability is less than $15.0 million for a period of five consecutive business days, and

•
for the period commencing on and including March 5, 2016 through and including June 3, 2016, for (1) a cash dominion period to commence, only if (a) excess availability is less than $10.0 million for a period of five consecutive business days or (b) an event of default shall have occurred and be continuing and (2) the fixed charge coverage ratio to be tested, only if excess availability is less than $10.0 million for a period of five consecutive business days.

In addition, such Amendment includes a provision for weekly borrowing base certificate reporting for the period commencing on and including February 7, 2016 through and including May 29, 2016 in lieu of delivery of a borrowing base certificate after each fiscal month.
The foregoing summary of the material terms of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the Amendment and is incorporated by reference into this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

Date:	December 8, 2015	By:	/s/Scott F. Stephens
Scott F. Stephens
Executive Vice President and Chief Financial Officer